UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest reported) June 17, 2008

SONIC INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-30335	87-0494518
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

2795 East Cottonwood Parkway, Suite 660

Salt Lake City, UT 84121-7036

(Address of principal executive offices)

(801) 365-2800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On June 13, 2008, Sonic Innovations GmbH, a German-subsidiary of Sonic Innovations, Inc., entered into a Second Amendment to the long-term loan with Commerzbank AG, a German bank. The original long-term loan by and between Sonic Innovations GmbH and Commerzbank AG was dated July 29, 2003. On June 17, 2008, the Second Amendment released from the original long-term loan the requirement of a stand-by letter of credit which is currently supported by restricted cash of approximately U.S. $5.2 million at Wells Fargo Bank N.A. Additionally, the Second Amendment states that all current loan utilization will bear interest at a rate of 9.60% per annum.

In connection with the Second Amendment, Sonic Innovations, Inc. entered into a Absolute Guarantee Agreement with Commerzbank AG. Pursuant to the Absolute Guarantee Agreement, the remaining loan amount of €2,750,000 is guaranteed by the U.S. entity Sonic Innovations, Inc. The original long-term German loan was for €7,500,000 and was backed by a letter of credit. Other than as stated above, the terms of the original loan remain the same with €250,000 being paid each quarter until the end of the loan.

On June 20, 2008, Sonic Innovations, Inc. issued a press release announcing the Second Amendment to the long-term loan. A copy of the press release is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Second Amendment to the long-term loan dated as of May 28, 2008 by and between Sonic Innovations GmbH and Commerzbank AG (English translation).

99.1	Sonic Innovations, Inc. press release dated June 20, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Dated: June 20, 2008.

SONIC INNOVATIONS, INC.

/s/ Michael M. Halloran
Michael M. Halloran
Vice President and Chief Financial Officer